Exhibit 10.5

POST CLOSING AND INDEMNITY AGREEMENT

THIS POST CLOSING AND INDEMNITY AGREEMENT (“Agreement”) is dated this 21st of February, 2014 by SPC PARK AVENUE LIMITED PARTNERSHIP, a Delaware limited partnership, and SPC CONDO LIMITED PARTNERSHIP, a Delaware limited partnership (collectively, “Seller”), and IREIT LITTLE ROCK PARK AVENUE, L.L.C., a Delaware limited liability company (“Purchaser”) in connection with the acquisition of portions of Park Avenue Shopping Center in Little Rock, Arkansas (referred to as the “Property” as defined in that Letter Agreement dated November 8, 2013 (as amended, “Contract”) by and between Seller and Purchaser’s predecessor-in-interest, Inland Real Estate Acquisitions, Inc. (“Inland”).

WHEREAS, Purchaser is the successor to Inland with respect to the Contract; and

WHEREAS, in connection with the acquisition of the Property from Seller, Purchaser requires a confirmation of Seller to complete certain obligations following the closing (the “Closing”) for the acquisition of the Property by Purchaser; and it being acknowledged that Purchaser would not complete its purchase of the Property without Seller’s execution of this Agreement; and

WHEREAS, in order to proceed to Closing, Purchaser requires Seller to make certain undertakings as set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration including the mutual promises contained herein, the parties hereto agree as follows:

1.                  Tenant Reconciliations. Seller agrees to indemnify and hold Purchaser, its lender and their respective successors and assigns harmless from and against any claims relating to or arising out claims by any tenant of the Property relating to reconciliations for periods ending prior to the Closing, including, but not limited to, claims relating to refunds of real estate taxes.

2.                  Earnouts. Seller and Purchaser hereby acknowledge and agree that the Property is not one hundred percent (100%) occupied at the time of Closing with all tenants occupying their space, open for business and paying full rent, including CAM, taxes and insurance current. Notwithstanding anything to the contrary set forth in the Contract, Seller shall have twenty-four (24) months following the date of Closing (“Earnout Period”) to receive additional proceeds of up to $4,753,317.00 (“Earnout Purchase Price”) based upon an Earnout Annual Base Minimum Rent of $313,668.20 divided by the Base Rent Divider of 6.5989% by leasing the vacant space shown on Exhibit A attached hereto and made a part hereof (“Earnout Space”); provided, however, in no event shall the overall purchase price for the Property exceed $28,123,317.00. During the Earnout Period, it shall be Seller’s responsibility and sole cost and expense for leasing out and paying all costs related to placing the tenants into the Earnout Space, including, but not limited to, any commissions, tenant improvement allowances and concessions; provided, however, no tenant shall be Seller or an affiliate of Seller. Seller and Purchaser hereby acknowledge and agree that Camrich Holdings, Inc. shall be the exclusive broker with respect to the Property commencing on the date hereof and ending on the earlier of (i) the last day of the Earnout Period, or (ii) the date of the final Earnout closing. The tenant for each Earnout Space and each lease for the Earnout Space shall be subject to Purchaser’s prior written consent, such consent may be withheld by Purchaser in its reasonable discretion, and Seller is not entitled to any portion of the

Earnout Purchase Price until a Purchaser-approved tenant under a Purchaser-approved lease for an Earnout Space has accepted its space “as is” and takes total possession, has opened for business and commences full rental payments, including CAM in accordance with the terms of the applicable lease, and taxes and insurance on a pro rata basis, and Purchaser has received an estoppel letter reasonably acceptable to Purchaser from each such tenant and for the first (1st) Earnout closing only, Arkansas Newk’s, LLC, a Mississippi limited liability company, is occupying its respective space in the Property and paying full rent, including CAM, taxes and insurance current (“Earnout Requirements”). Each Earnout closing shall occur upon ten (10) business days advance written notice to Purchaser that the Earnout Requirements have been satisfied and provided the Earnout Period has not expired; provided, however, (a) Seller hereby acknowledges that Seller waives its right to any additional proceeds if no lease for the applicable Earnout Space has been fully executed during the Earnout Period, and (b) at the respective Earnout closing, Seller shall deliver to Purchaser (if not previously delivered) a down date endorsement to Purchaser’s Owner’s Policy of Title Insurance showing that there are no mechanic’s or materialmens’ liens affecting Purchaser’s title to the Property caused by Seller. In the event that a lease has been fully executed for an Earnout Space during the Earnout Period but the Earnout Requirements have not been satisfied and the final Seller’s notice of satisfaction of the Earnout Requirements has not been sent during the Earnout Period, then at the Earnout closing for such Earnout Space, there shall be deducted from the applicable Earnout payment an amount equal to the daily rate of annual rent and taxes under such lease multiplied by the number of days from the date of the Earnout closing to the outside rent commencement date under such lease, as reasonably determined by Seller and Purchaser. Additionally, during the Earnout Period and until tenants have satisfied all requirements stated herein with respect to its respective Earnout Space, Seller shall be responsible on a monthly basis for all taxes and insurance due for the applicable Earnout Space.

Purchaser shall act in a commercially reasonable manner and in good faith during its review and determination of the approval of any new proposed tenant and/or lease presented to Purchaser. Also, Purchaser agrees to respond to any request for the approval of any new proposed tenant and/or lease presented to Purchaser within seven (7) business days after receipt of such request and all reasonable documentation required to evaluate such request by Purchaser. If Purchaser fails to respond to such request within such 7-business day period and such failure continues for a period in excess of five (5) business days after Purchaser’s receipt of notice of such failure, then such proposed tenant and/or lease shall be deemed approved by Purchaser. In the event that any tenant and its new lease is approved (or deemed approved) and such lease is signed by the tenant and delivered to Purchaser but Purchaser fails to execute and deliver such lease within ten (10) business days after receipt thereof, then notwithstanding any other term of the Agreement between Seller and Purchaser to the contrary, (i) the respective Earnout payment amount for such lease shall be earned and (ii) the Earnout closing relating to such lease shall occur within ten (10) business days after Purchaser's receipt of notice from Seller thereof. Purchaser hereby approves the following proposed tenants: (i) Gerald Ryan Hamra (Potbelly’s franchisee), (ii) Casual Male Retail Store, LLC, a Delaware limited liability company, dba DXL Mens Apparel and (iii) Joi Cummins dba The Dry Bar.

3.                  Vacancy Escrow. As part of the Closing, Seller shall place in escrow with Chicago Title Insurance Company, pursuant to a mutually agreed upon escrow agreement, an amount equal to $15.00 per square foot for tenant improvements and $3.00 per square foot for leasing commissions, times the square footage of the Earnout Space (“Vacancy Escrow Deposits”). The escrow agreement shall set forth the terms of the disbursement of the Vacancy Escrow Deposits. All Escrow Deposits remaining at the end of the Earnout Period shall be disbursed to Purchaser.

4.                  Real Estate Tax Escrow. As part of the Closing, Seller shall place in escrow with Chicago Title Insurance Company, pursuant to a mutually agreed upon escrow agreement, an amount equal to $116,718.60 for payment of the 2013 real estate taxes for the Property and for the portion of calendar year 2014 that Sellers owns the Property (January 1, 2014 – the date prior to the date hereof) (“Tax Escrow Deposit”). The escrow agreement shall set forth the terms of the disbursement of the Tax Escrow Deposit.

5.                  Further Assurances. Seller and Purchaser agree to cooperate with each other following the closing to confirm any matter and execute any document reasonably required by the other party in furthering of the Closing and consistent with the requirements of the Contract.

6.                  Defined Terms. All capitalized terms which are not expressly defined herein shall have the meaning as set forth in the Contract.

7.                  Indemnification. Seller agrees to indemnify and hold the Indemnified Parties harmless from any Loss.

8.                  Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns and may be executed in counterparts.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the first date written above.

(signature page follows)

SIGNATURE PAGE FOR

POST CLOSING AND INDEMNITY AGREEMENT

IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be executed as of the day and year first above written.

SELLER:

SPC PARK AVENUE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Park Avenue GP, LLC, a Delaware limited liability company, its general partner

	By:	/s/ M. Adam Richey
M. Adam Richey, Manager

SPC CONDO LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Condo GP, LLC, a Delaware limited liability company, its general partner

	By:	/s/ M. Adam Richey
M. Adam Richey, Manager

PURCHASER:

IREIT PARK AVENUE LITTLE ROCK, L.L.C. a Delaware limited liability company

By:	Inland Real Estate Income Trust, Inc., a Maryland corporation, its sole member

	By:	/s/ David Z. Lichterman
	Name:	David Z. Lichterman
	Title:	Treasurer and Chief Accounting Officer

EXHIBIT A

EARNOUT SPACE